Exhibit 10.14

AMENDMENT AGREEMENT

This Amending Agreement is made this 4th day of December 2002 and amends the Asset Purchase Agreement dated the 11th day of June 2002 between Ideal Accents Inc., a Florida corporation (the Purchaser) and Auto Conversions Inc, a Michigan corporation (the Seller) and Michael Patten, the sole shareholder of the Seller (the Shareholder) and the Schedules and Exhibits thereto (the Agreement).

WHEREAS, the Purchaser's due diligence of the Seller has revealed that sales are substantially below the numbers reported for the previous year and have not recovered in the past 6 months. Therefore the parties to the Agreement have agreed to extend the Closing date until May 30, 2003 to allow the Seller the opportunity to improve sales to the levels previously reported. Therefore the parties have agreed to amend the Agreement as follows:

Section 4.01 shall be replaced with the following:

"Closing shall take place in the office of the Purchaser on May 30, 2003 or at such other time or place as may be mutually agreed to by Seller and Purchaser (the Closing Date)."

Section 4.05 shall be amended by adding the end of condition (2):

"and shall specifically include the Purchaser's satisfaction with the level of sales accomplished by the Seller between December 1st, 2002 and the Closing Date."

Section 1.03 of Exhibit 4.03 [c] of the Agreement shall be replaced with the following:

"Purchase Price. On the Closing Date, Purchaser shall pay Patten for the sale, transfer, assignment, conveyance and delivery of the Note the sum of $150,000 (the Purchase Price), subject to adjustment in accordance with Section 1.04 hereof, as follows: (1) cash in the amount of $50,000, payable $20,000 on Closing, $15,000 on the 60th day following Closing and $15,000 on the 120th day following Closing and (2) $100,000 payable in common stock of the Purchaser, such shares being valued at the 10 day average closing price of the shares prior to the Closing Date as quoted on the OTC Bulletin Board or other exchange or electronic quotation service from which the 10 day average closing price can be obtained."

All other terms and conditions shall remain the same and time shall remain of the essence.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLER:

AUTO CONVERSIONS INC.

By:  /s/ Michael Patten
Title:

SHAREHOLDER

/s/ Michael Patten
Michael Patten

PURCHASER:

IDEAL ACCENTS INC.

By:  /s/ Joseph O'Connor
Title: